EXHIBIT 4.4

                                 AMENDMENT NO. 3
                                     to the
                                RIGHTS AGREEMENT
                                     Between
                     INTERDIGITAL COMMUNICATIONS CORPORATION
                                       and
                    AMERICAN STOCK TRANSFER AND TRUST COMPANY
                                   dated as of
                                DECEMBER 31, 1996

THIS AMENDMENT NO. 3, dated as of March 24, 2000, to the RIGHTS AGREEMENT between INTERDIGITAL COMMUNICATIONS CORPORATION and AMERICAN STOCK TRANSFER AND TRUST COMPANY dated as of DECEMBER 31, 1996.

WHEREAS, InterDigital Communications Corporation ("InterDigital") and American Stock Transfer and Trust Company ("ASTT") entered into a Rights Agreement, dated as of December 31, 1996 (the "Agreement"); and

WHEREAS, the Independent Directors, as defined in Section 1(l) of the Agreement have unanimously approved all of the following amendments, and particularly the amendment set forth in paragraph (1) below, as required by Section 26 of the Agreement; and

WHEREAS, InterDigital desires to amend the Agreement as set forth more specifically below; and

WHEREAS, to implement the desired Amendments, already approved by the InterDigital Board of Directors, InterDigital and ASTT, pursuant to Section 26 of the Agreement, have agreed to amend the Agreement as set forth herein.

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

                  (1) The Purchase Price designated in Section 7(b), and in any other place in which it appears in such Rights Agreement, shall be changed from $45.00 to $250.00

                  (2) The definition of "Acquiring Person" in Section 1(a) shall be amended to read as follows:

                           "(a) "Acquiring Person" means any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) that shall be the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding; provided, however, that the term "Acquiring Person" shall not include an Exempt

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                           Person. Notwithstanding the foregoing, if a majority
                           of the Independent Directors determines in good faith that a Person who would otherwise be an Acquiring Person has become such inadvertently and without any intention of changing or influencing control of the Company, and if such Person divests himself or itself as promptly as practicable of a sufficient number of such shares of Common Stock so that such Person would no longer be the Beneficial Owner of that percentage of shares which would otherwise result in him or it being an Acquiring Person, then such Person shall not be deemed to be or to have become an Acquiring Person for any purposes of this Agreement. A majority of the Independent Directors may make all determinations of fact and intent necessary for purposes of the preceding exception so long as made by them in good faith."

                  (3) Section 1(c)(i) shall be amended by adding the following phrase at the end of such subsection:

                           "but the foregoing exception shall not apply, whether or not reportable by such Person on Schedule 13D under the Exchange Act, if such voting power arises from a revocable proxy given in response to a proxy or consent solicited by or on behalf of such Person and in furtherance of such Person's publicly announced intention to acquire control, through any means, over the Company or its Board of Directors or in furtherance of such Person's publicly announced and unsolicited intention to acquire all or substantially all of the assets or stock of the Company;"

                  (4) The definition of "Stock Acquisition Date" in Section 1(v) shall be amended to read as follows:

                           "(v) "Stock Acquisition Date" means the earliest of
                           (i) the first date of public announcement (including, without limitation, the filing of any report pursuant to Section 13(d) of the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such; (ii) the date that a majority of the Independent Directors first becomes aware that an Acquiring Person has become such; or (iii) the actual date, to the extent such can be ascertained with certainty by the Company or a majority of the Independent Directors, that an Acquiring Person actually became such."

                  (5) Clause (i) of Section 3(a) shall be amended as follows:

                           "Until (i) the earliest of (x) the Close of Business on the tenth Business Day after the Stock Acquisition Date, (y) the Close of Business on the tenth Business Day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any

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                           employee benefit plan maintained by the Company or
                           any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof such Person would be the Beneficial Owner of 10% or more of the shares of Company Common Stock then outstanding, or (z) the Close of Business on the tenth Business Day after the first date that any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) publicly announces an intent to acquire control over the Company and proposes in a proxy or consent solicitation (including a public announcement of such or the preliminary filing of a proxy or consent solicitation statement with the Securities and Exchange Commission) to elect such number of directors as, were they elected, would represent a change of control in the composition of the Board of Directors of the Company such that the nominees of such Person, if elected, would outnumber the Independent Directors on the Board of Directors of the Company, or (ii) ..."

                  (6)      Section 26 shall be amended as follows:

                           "Section 26. Supplements and Amendments. Prior to the Distribution Date and subject to the penultimate sentence of this Section 26, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates evidencing shares of Company Common Stock. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) subject to Section 30, a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the

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                           benefits to the holders of the Rights. The foregoing
                           to the contrary notwithstanding, from and after the Distribution Date, any supplement or amendment not restricted only to clauses (i) and (ii) of the preceding sentence shall be effective only if there are Independent Directors then in office, and such supplement or amendment shall also have been approved by a majority of such Independent Directors. Upon the delivery of a certificate from an appropriate officer of the Company or, in any case where the concurrence of a majority of the Independent Directors is required, from the majority of the Independent Directors, that states that the proposed supplement or amendment is in compliance with the terms of this
                           Section 26, the Rights Agent shall execute such supplement or amendment, subject to the Right Agent's right to apply to counsel by the Right Agent and the Right Agent being reasonably assured that such supplement or amendment is no way detrimental to the Right Agent's right or interest. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made that changes the Redemption Price, the Purchase Price, the Expiration Date or the number of Units of Preferred Stock for which a Right is exercisable without the approval of a majority of the Independent Directors. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Company Common Stock."

                  (7) Amendments No. 1 and No. 2 to the Rights Agreement are hereby rescinded and revoked in their entirety.

                  (8) All other terms, provisions and conditions of the Agreement remain unaltered and in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be duly executed, all as of the date first written above.


ATTEST:                                           INTERDIGITAL COMMUNICATIONS
                                                  CORPORATION


By:                                               By:
    --------------------------                       ---------------------------
    Name:                                            Name:
    Title:                                           Title:


ATTEST:                                           AMERICAN STOCK TRANSFER AND
                                                  TRUST COMPANY


By:                                               By:
    --------------------------                       ---------------------------
    Name:                                            Name:
    Title:                                           Title:

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